Filed pursuant to Rule 433
Registration No. 333- 249918
October 31, 2022

PRICING TERM SHEET

Issuer:	American Electric Power Company, Inc.

Transaction Date:	October 31, 2022

Settlement Date:	November 2, 2022 (T+2)

Designation:	Senior Notes, Series O, due 2027	Senior Notes, Series P, due 2032

Principal Amount:	$500,000,000	$500,000,000

Maturity:	November 1, 2027	November 1, 2032

Coupon:	5.75%	5.95%

Interest Payment Dates:	May 1 and November 1	May 1 and November 1

First Interest Payment Date:	May 1, 2023	May 1, 2023

Day Count Convention:	30/360	30/360

Benchmark Treasury:	4.125% due October 31, 2027	2.750% due August 15, 2032

Benchmark Treasury Yield:	4.262%	4.092%

Reoffer Spread:	T+155 basis points	T+195 basis points

Yield to Maturity:	5.812%	6.042%

Price to Public:	99.735% of the principal amount thereof	99.317% of the principal amount thereof

Redemption Terms:
Make-whole call:	Prior to October 1, 2027, at a discount rate of the Treasury Rate plus 25 basis points	Prior to August 1, 2032, at a discount rate of the Treasury Rate plus 30 basis points
Par call:	On or after October 1, 2027 at par	On or after August 1, 2032 at par

CUSIP/ISIN:	025537AV3/ US025537AV36	025537AW1/ US025537AW19

Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC Scotia Capital (USA) Inc. SMBC Nikko Securities America, Inc.
Co-Manager:	Credit Suisse Securities (USA) LLC PNC Capital Markets LLC TD Securities (USA) LLC U.S. Bancorp Investments, Inc. Academy Securities, Inc. Siebert Williams Shank & Co., LLC

Ratings*:	Baa2 (Stable) by Moody’s Investors Service, Inc. BBB+ (Stable) by S&P Global Ratings, a division of S&P Global Inc. BBB (Stable) by Fitch Ratings, Inc

*Note: A securities rating is not a recommendatiHHon to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Morgan Stanley & Co. LLC toll-free at (866) 718-1649, Scotia Capital (USA) Inc. toll-free at (800) 372-3930 or SMBC Nikko Securities America, Inc. toll-free at (888) 868-6856.